Exhibit 99.2

March 12, 2018

Board of Directors of

Layne Christensen Company

1800 Hughes Landing Boulevard, Ste. 800

The Woodlands, TX 77380

Re: Registration Statement on Form S-4 of Granite Construction Incorporated

Members of the Board:

Reference is made to our opinion letter, dated February 13, 2018, with respect to the fairness, from a financial point of view, of the Exchange Ratio (as defined in our opinion letter) to the holders of the common stock of Layne Christensen Company (“Layne), par value $0.01 per share (excluding shares owned by Layne as treasury stock, or shares that are owned directly or indirectly by Granite Construction Incorporated (“Granite”), Lowercase Merger Sub Incorporated (“Merger Sub”) or any wholly-owned subsidiary of Layne, Granite or Merger Sub), pursuant to the terms of that certain Agreement and Plan of Merger by and among Layne, Granite and Merger Sub.

We understand that Layne has requested to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion included as Annex C to the proxy statement/prospectus included in the Registration Statement and to the references to our firm name and opinion under the captions “ABOUT THIS PROXY STATEMENT/PROSPECTUS,” “SUMMARY — Opinion of Financial Advisor to Layne,” “RISK FACTORS — The opinion delivered by Greentech will not reflect changes in circumstances between the date of such opinion and the completion of the Merger,” “PROPOSAL 3—ADJOURNMENTS OF THE SPECIAL MEETING — THE MERGER — Background of the Merger,” “PROPOSAL 3—ADJOURNMENTS OF THE SPECIAL MEETING — THE MERGER — Layne Board Recommendation and Its Reasons for the Merger,” “PROPOSAL 3—ADJOURNMENTS OF THE SPECIAL MEETING — THE MERGER — Opinion of Greentech Capital Advisors Securities, LLC,” “PROPOSAL 3—ADJOURNMENTS OF THE SPECIAL MEETING — THE MERGER — Granite Unaudited Prospective Financial Information,” “PROPOSAL 3—ADJOURNMENTS OF THE SPECIAL MEETING — THE MERGER — Layne Unaudited Prospective Financial Information,” and “PROPOSAL 3—ADJOURNMENTS OF THE SPECIAL MEETING — THE MERGER AGREEMENT — Representations and Warranties” in such proxy statement/prospectus. In giving our consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ GREENTECH CAPITAL ADVISORS SECURITIES, LLC